                           SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No. )

Check the appropriate box:

[_]  Preliminary Information Statement      [_]  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14c-5(d)(2))
[X]  Definitive Information Statement

                       San Diego Gas & Electric Company
--------------------------------------------------------------------------------
                 (Name of Registrant As Specified In Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.


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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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     offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the
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Notes:

                       SAN DIEGO GAS & ELECTRIC COMPANY

                                   NOTICE OF

                        ANNUAL MEETING OF SHAREHOLDERS

                               ----------------

   The Annual Meeting of Shareholders of San Diego Gas & Electric Company will be held on May 11, 2000 at 10:15 a.m. at the offices of Sempra Energy, 101 Ash Street, San Diego, California, for the following purposes:

  (1) To elect directors for the ensuing year.

    (2) To transact any other business that may properly come before the meeting.

   Shareholders of record at the close of business on March 22, 2000 are entitled to notice of and to vote at the Annual Meeting.

   The Annual Meeting is a business-only meeting. It will not include any presentations by management.

   ONLY SHAREHOLDERS OF SDG&E ARE ENTITLED TO ATTEND THE ANNUAL MEETING. SHAREHOLDERS WHO OWN SHARES REGISTERED IN THEIR NAMES WILL BE ADMITTED TO THE MEETING UPON VERIFICATION OF RECORD SHARE OWNERSHIP. SHAREHOLDERS WHO OWN SHARES THROUGH BANKS, BROKERAGE FIRMS, NOMINEES OR OTHER ACCOUNT CUSTODIANS MUST PRESENT PROOF OF BENEFICIAL SHARE OWNERSHIP (SUCH AS A BROKERAGE ACCOUNT STATEMENT) TO BE ADMITTED.

                                          By Order of the Board of Directors

San Diego, California
March 22, 2000

                       SAN DIEGO GAS & ELECTRIC COMPANY

                               ----------------

                             INFORMATION STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS

                               ----------------

                     WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.

   San Diego Gas & Electric Company ("SDG&E" or the "Company") is providing this Information Statement in connection with its Annual Meeting of Shareholders to be held on May 11, 2000. It is being mailed to shareholders commencing April 5, 2000.

                       SAN DIEGO GAS & ELECTRIC COMPANY

   SDG&E is a direct subsidiary of Enova Corporation and an indirect subsidiary of Sempra Energy. It is a public utility supplying electricity and natural gas in San Diego and southern Orange counties in California.

   SDG&E became an indirect subsidiary of Sempra Energy upon the June 26, 1998 completion of a business combination of Enova Corporation (the direct parent corporation of SDG&E) and Pacific Enterprises (the direct parent corporation of Southern California Gas Company). In the combination, Enova Corporation and Pacific Enterprises became separate subsidiaries of Sempra Energy, a newly formed holding company, and Enova Corporation Common Stock and Pacific Enterprises Common Stock were converted into Sempra Energy Common Stock. Shares of SDG&E and Southern California Gas Company were unaffected by the business combination and remain outstanding.

   SDG&E's principal executive offices are located at 8330 Century Park Court, San Diego, California. Its telephone number is (858) 654-6429.

                     OUTSTANDING SHARES AND VOTING RIGHTS

   The Board of Directors has fixed March 22, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. At that date, the outstanding shares consisted of 116,583,358 shares of Common Stock (all of which is owned by Enova Corporation), 1,373,770 shares of Cumulative Preferred Stock and 3,040,000 shares of Preference Stock.

   In electing directors, each share of Cumulative Preferred Stock is entitled to two votes and each share of Common Stock is entitled to one vote for each of the thirteen director positions but cumulative voting is not permitted. Shares of Preference Stock do not vote in the election of directors. The shares owned by Enova Corporation represent over 98% of the votes entitled to be cast in electing directors.

                           GOVERNANCE OF THE COMPANY

BOARD OF DIRECTORS

   The business and affairs of SDG&E are managed under the direction of the Board of Directors in accordance with the California General Corporation Law as implemented by the Company's Articles of Incorporation and By-laws. Members of the board are kept informed through various reports routinely sent to them as well as by operating and financial presentations made at board and committee meetings by officers and others.

   Shareholders who wish to suggest qualified candidates for consideration by the Corporate Governance Committee as directors of the Company should write to: Corporate Secretary, San Diego Gas & Electric Company, 8330 Century Park Court, San Diego, California, 92123, stating in detail the qualifications of the suggested candidates.

   During 1999, the Board of Directors held ten meetings. The standing committees listed below assisted the board in carrying out its duties.

COMMITTEES OF THE BOARD

     AUDIT             COMPENSATION      CORPORATE GOVERNANCE        EXECUTIVE                FINANCE           PUBLIC POLICY
     -----        ---------------------- --------------------- ---------------------- ----------------------- ------------------
Richard A.        Richard J. Stegemeier, Hyla H. Bertea,       Warren I. Mitchell,    Daniel W. Derbes,       Herbert L. Carter,
 Collato,          Chair                  Chair                 Chair                  Chair                   Chair
 Chair

Ann L. Burr       Hyla H. Bertea         Ann L. Burr           Herbert L. Carter      Richard A. Collato      William D. Jones
Wilford D.        Ignacio E. Lozano, Jr. Daniel W. Derbes      Ignacio E. Lozano, Jr. Wilford D. Godbold, Jr. Ralph R. Ocampo
 Godbold, Jr.
Robert H.         Ralph R. Ocampo        Robert H. Goldsmith   Thomas C. Stickel      William D. Jones        William G. Ouchi
 Goldsmith
William G. Ouchi  Thomas C. Stickel      Richard J. Stegemeier                        Diana L. Walker
Diana L. Walker

 Audit Committee

   The Audit Committee met five times in 1999. Its duties and responsibilities include:

  . Providing oversight of the financial reporting process and management's responsibility for the integrity, accuracy and objectivity of financial reports and accounting and financial reporting practices.

  .  Recommending to the board the selection of independent auditors.

 Compensation Committee

   The Compensation Committee met five times in 1999. Its duties and responsibilities include:

  . Establishing overall strategy with respect to compensation for directors and senior officers.

  . Evaluating the performance of the Chairman and the President for compensation purposes.

  . Reviewing and approving individual salary adjustments and awards under incentive plans for senior officers.

  .  Overseeing the executive succession plans.

 Corporate Governance Committee

   The Corporate Governance Committee met three times in 1999. Its duties and responsibilities include:

  .  Reviewing and recommending nominees for election as directors.

  .  Assessing the performance of the Board of Directors.

  .  Developing guidelines for board composition.

   .  Reviewing and considering issues relating to corporate governance.

 Executive Committee

   The Executive Committee did not meet in 1999. The committee meets on call during the intervals between board meetings and, subject to the limitations imposed by law, has all the authority of the board.

 Finance Committee

   The Finance Committee met two times in 1999. Its duties and responsibilities include:

  . Reviewing long term and short term financial requirements and financing plans.

  . Reviewing trading operations, financial guarantees and derivatives positions and exposure.

  .  Reviewing pension plan investment results and insurance coverages.

 Public Policy Committee

   The Public Policy Committee met three times in 1999. Its duties and responsibilities include:

  . Reviewing public policy issues affecting SDG&E, including ethnic, social and political trends.

  . Reviewing employment and contracting policies, consumer issues and community relations.

  .  Reviewing charitable and political contributions and programs.

DIRECTORS' COMPENSATION

   All of the directors of SDG&E are also directors or officers of Sempra Energy. They are not separately compensated for services as directors of the Company.

   Directors of Sempra Energy who are not also employees receive the following retainer and fees for services as directors of Sempra Energy and its subsidiaries:

     Annual retainer................................................... $26,000
     Attendance fee for each Board meeting............................. $ 1,000
     Attendance fee for each Committee meeting......................... $ 1,000
     Additional meeting fee for each Committee meeting chaired......... $ 1,000

   Directors may elect to receive their annual fees in Sempra Energy Common Stock instead of cash or to defer their annual fees into an interest-bearing account, a phantom investment fund or a phantom share account in which the fees are deemed invested in Sempra Energy Common Stock.

   Each non-employee director of Sempra Energy is granted upon becoming a director a ten-year option to purchase 15,000 shares of Sempra Energy Common. Each non-employee director is also granted an additional ten-year option to purchase 5,000 shares at each annual meeting of Sempra Energy (other than the annual meeting that coincides with or first follows the director's election to the board) following which the director continues to serve as a non-employee director. Each option is granted at an option exercise price equal to the fair market value of the option shares at the date the option is granted and becomes fully exercisable commencing with the first annual meeting of Sempra Energy following the date of the grant or the director's earlier death, disability, retirement or involuntary termination of board service other than for cause.

   Non-employee directors of Sempra Energy who were directors of Enova Corporation and Pacific Enterprises at the time of the business combination of the two companies (currently all of the non-employee directors) continue to accrue retirement benefits (subject to certain maximum years of service credit) for service as non-employee directors of Sempra Energy. Benefits commence upon the later of retirement as a director or attaining age 65 and continue for a maximum period equal to the director's combined years of service as a director of Sempra Energy and Enova Corporation or Pacific Enterprises. The annual benefit is the sum of Sempra Energy's then current annual retainer and ten times the then current board meeting fee.

              SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

   All of the outstanding SDG&E Common Stock is owned by Enova Corporation and none of the Company's directors or officers owns any SDG&E Cumulative Preferred or Preference Stock.

   The following table sets forth the number of shares of Sempra Energy Common Stock beneficially owned by each director, by each of the five most highly compensated executive officers of SDG&E and by all directors and executive officers of the Company as a group, as of February 15, 2000. These shares, in the aggregate, represent less than one percent of Sempra Energy's outstanding shares.

                          SEMPRA ENERGY COMMON STOCK

                                                    SHARES
                                                  SUBJECT TO
                                       BENEFICIAL EXERCISABLE  PHANTOM
                                        HOLDINGS  OPTIONS(A)  SHARES(B)  TOTAL
                                       ---------- ----------- --------- -------
Hyla H. Bertea.......................     9,630      20,000       -0-    29,630
Ann L Burr...........................     2,200      20,000       -0-    22,200
Herbert L. Carter....................     1,551      20,000       -0-    21,551
Richard A. Collato...................     4,222      20,000       -0-    24,222
Gary D. Cotton.......................    35,134      11,040     9,793    55,967
Steven D. Davis......................     4,442       8,252     7,798    20,492
Daniel W. Derbes.....................     5,828      20,000       -0-    25,828
Pamela J. Fair.......................     9,747      64,601       544    74,892
Wilford D. Godbold, Jr...............     3,006      20,000       -0-    23,006
Robert H. Goldsmith (C)..............     2,659      20,000       -0-    22,659
Edwin A. Guiles......................    22,942      21,730    18,804    63,476
William D. Jones.....................     2,174      20,000       -0-    22,174
Ignacio E. Lozano, Jr (C)............     2,352      20,000       -0-    22,352
Warren I. Mitchell...................    22,565     145,446    36,991   205,002
Ralph R. Ocampo......................    14,621      20,000       -0-    34,621
William G. Ouchi.....................    10,000      20,000       -0-    30,000
Richard J. Stegemeier................     1,503      20,000       -0-    21,503
Thomas C. Stickel....................     2,037      20,000       -0-    22,037
Diana L. Walker......................       936      20,000       -0-    20,936
Directors and Executive Officers as a
 group (19 persons)..................   157,549     531,069    73,930   762,548

--------
(A) Shares which may be acquired through the exercise of stock options that are exercisable on or before May 15, 2000.

(B) Represents deferred compensation deemed invested in shares of Sempra Energy Common Stock. These phantom shares cannot be voted or transferred but track the performance of Sempra Energy Common Stock.

(C) Messrs. Goldsmith and Lozano will retire as directors before the Annual Meeting and the authorized number of directors will be reduced to reflect their retirements.

   Share ownership guidelines have been established for directors and officers to further strengthen the link between performance and compensation. For non-employee directors the guideline is ownership of a number of shares having a market value equal to four times the annual retainer. For officers, the guidelines are:

                                                            SEMPRA ENERGY
     SDG&E EXECUTIVE LEVEL                            SHARE OWNERSHIP GUIDELINES
     ---------------------                            --------------------------
     Chairman........................................      3 x Base Salary
     President.......................................      2 x Base Salary
     Vice Presidents.................................      1 x Base Salary

   In setting the guidelines the board considered then current share ownership levels and the desirability of encouraging further share ownership. The officer guidelines were established in 1998 and the director guidelines in 2000. They are expected to be met or exceeded within five years from adoption. For purposes of the guidelines, shares owned include phantom shares into which compensation is deferred and the vested portion of certain in-the-money stock options as well as shares owned directly or through benefit plans.

                             ELECTION OF DIRECTORS

   SDG&E's Board of Directors will consist of thirteen directors upon giving effect to the retirement of two directors who will retire prior to the Annual Meeting of Shareholders and a corresponding reduction in the authorized number of directors. At the Annual Meeting, thirteen directors (comprising the entire authorized number of directors) will be elected to hold office until the next Annual Meeting and until their successors have been elected and qualified. The thirteen director candidates receiving the greatest number of votes will be elected as directors.

   Warren I. Mitchell has announced that he will retire on July 1, 2000. The board anticipates that it will at that time reduce the authorized number of directors to twelve.

   The names of the Board of Directors' thirteen nominees for election as directors and biographical information regarding each nominee are set forth below. Each nominee is currently a director of SDG&E and also of Southern California Gas Company. Each nominee (other than Mr. Mitchell) is also a director of Enova Corporation and Sempra Energy. Unless otherwise noted, each nominee has held the position set forth beneath his or her name or various positions with the same or predecessor organizations for at least the last five years.

            HYLA H. BERTEA, 59, has been a director since 1998. She is a realtor with Prudential California, a real estate sales company. She is a trustee of Lewis & Clark College, a director of Orange County Community Foundation, and a former commissioner of the California Horse Racing Board. For a number of years she has been involved in leadership positions with various other cultural, educational and health organizations in the Orange County and Los Angeles areas. Mrs. Bertea was a co-commissioner of gymnastics and a member of the executive staff for the 1984 Olympics.
[Photo of Hyla Berta]

            ANN L. BURR, 53, has been a director since 1993. She is an Executive Vice President of Time Warner Cable. She is the former President of Time Warner Communications in Rochester, New York and Time Warner Cable in San Diego. Ms. Burr is a trustee of the Rochester Institute of Technology. She served as Chair of the Board of Directors of the California Cable Television Association and chaired its Telecommunications Policy Committee. She is a former Chair of the Greater San Diego Chamber of Commerce Board of Directors and the founder and former Chair of the Chamber's Business Roundtable for Education and the San Diego Communications Council.
[Photo of Ann Burr]

            HERBERT L. CARTER, DPA, 66, has been a director since 1998. He has served as President of California State University, Dominguez Hills, and Executive Vice Chancellor Emeritus and Trustee Professor of Public Administration of the California State University System. He was President and Chief Executive Officer of United Way of Greater Los Angeles from 1992 until 1995, and Executive Vice Chancellor of the California State University System from 1987 until 1992. Dr. Carter is a director of Golden State Mutual Insurance Company, and has served as a member of the Board of Councilors of the School of Public Administration, University of Southern California and the Board of Regents of Loyola Marymount University.
[Photo of Herbert Carter]

            RICHARD A. COLLATO, 56, has been a director since 1993. He is President and Chief Executive Officer of the YMCA of San Diego County. He is a former director of Y-Mutual Ltd., a reinsurance company, and The Bank of San Diego. Mr. Collato is a former trustee of Springfield College, and currently is a trustee of the YMCA Retirement Fund and Bauce Foundation, and a director of Project Design Consultants.
[Photo of Richard Collato]

            DANIEL W. DERBES, 69, has been a director since 1983. He is President of Signal Ventures. From 1985 until 1988, he was President of Allied-Signal International Inc. and Executive Vice President of Allied-Signal Inc., a multi-national advanced technologies company. Mr. Derbes is a director of WD-40 Company and a trustee of the University of San Diego.
[Photo of Daniel Derbes]

            WILFORD D. GODBOLD, JR., 61, has been a director since 1998. He is the retired President and Chief Executive Officer of ZERO Corporation, an international manufacturer primarily of enclosures and thermal management equipment for the electronics market. He is a director of K2, Inc. Mr. Godbold is a trustee of the Wellness Community, a member of the Council on California Competitiveness, a past President of the Board of Trustees of Marlborough School and a past Chairman of the Board of the California Chamber of Commerce and The Employer Group.
[Photo of Wilford Godbold]

            WILLIAM D. JONES, 44, has been a director since 1994. He is the President and Chief Executive Officer and a director of CityLink Investment Corporation. From 1989 to 1993, he served as General Manager/Senior Asset Manager and Investment Manager with certain real estate subsidiaries of The Prudential. Prior to joining The Prudential, he served as a San Diego Council member from 1982 to 1987. Mr. Jones is a director of the Federal Reserve Bank of San Francisco, Los Angeles Branch, and a trustee of the University of San Diego. He is a former director of The Price Real Estate Investment Trust.
[Photo of William Jones]

            WARREN I. MITCHELL, 62, has been a director since 1998. He is Chairman of SDG&E, Chairman of the Board and President of Southern California Gas Company and Group President--Regulated Business Operations of Sempra Energy. He is a director of the United Way of Greater Los Angeles, Gas Research Institute and Chairman, director and trustee of the Institute of Gas Technology.
[Photo of Warren Mitchell]

            RALPH R. OCAMPO, M.D., F.A.C.S., 68, has been a director since 1983. He is a practicing surgeon, Governor of the American College of Surgeons, past President of the California Medical Association and a Clinical Professor of Surgery at the University of California, San Diego.
[Photo of Ralph Ocampo]

            WILLIAM G. OUCHI, PH.D., 56, has been a director since 1998. He is a Vice Dean and Faculty Director of Executive Education Programs and Sanford and Betty Sigoloff Professor in Corporate Renewal in the Anderson Graduate School of Management at UCLA. Dr. Ouchi is a director of Allegheny Technologies, FirstFed Financial Corp., and Water-Pik Technologies. He is a trustee of Williams College and a director of KCET Public Service Television.
[Photo of William Ouchi]

            RICHARD J. STEGEMEIER, 71, has been a director since 1998. He is Chairman Emeritus of the Board of Unocal Corporation. He is a director of Foundation Health Systems, Inc., Halliburton Company, Montgomery Watson, Inc., and Northrop Grumman Corporation.
[Photo of Richard J. Stegemeier]

            THOMAS C. STICKEL, 50, has been a director since 1994. He is the Chairman, Chief Executive Officer and founder of University Ventures Network. He is the founder of Americana Partners Capital Group, Inc. He previously was the Chairman, Chief Executive Officer and President of TCS Enterprises, Inc. and the Bank of Southern California, both of which he founded. Mr. Stickel is Chairman of the Board of Onyx Acceptance Corporation, a director of Blue Shield of California and Del Mar Thoroughbred Club and Vice Chairman of the California Chamber of Commerce.
[Photo of Thomas C. Stickel

            DIANA L. WALKER, 58, has been a director since 1998. Mrs. Walker is a partner and General Counsel of the law firm of O'Melveny & Myers LLP. She is a former director of United Way of Greater Los Angeles, and Emeritus Governor and former Chair of the Board of Governors of the Institute for Corporate Counsel, a former trustee of Marlborough School and a member of various professional organizations. O'Melveny & Myers LLP provides legal services to Sempra Energy and its subsidiaries.
[Photo of Diana L. Walker]

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   SDG&E became an indirect subsidiary of Sempra Energy in connection with a business combination of Enova Corporation (the direct parent of SDG&E) and Pacific Enterprises (the direct parent of Southern California Gas Company) that was completed on June 26, 1998.

   The Boards of Directors of SDG&E, the Gas Company and Sempra Energy each maintain a Compensation Committee comprised of independent directors. The directors comprising the three committees are identical and the committees typically meet in joint session.

   The Compensation Committees have the responsibility for establishing compensation principles and strategies, as well as designing a compensation program for executive officers. Their responsibilities also include administering a base salary program, executive annual and long term incentive plans, and executive benefit and perquisite programs.

   During 1999, the Compensation Committees conducted a review of the executive compensation programs and policies of Sempra Energy and its subsidiaries that were originally developed in 1998 in connection with the business combination of Enova Corporation and Pacific Enterprises. The committees sought the assistance of nationally recognized compensation and benefit consultants to assist with the review of executive compensation principles and practices designed to assist the companies in realizing the key objective of creating superior shareholder value in a rapidly changing and increasingly competitive business environment. Also, the committees, with the assistance of a nationally recognized compensation consulting firm, reviewed board compensation during 1999.

COMPENSATION PRINCIPLES AND STRATEGIES

   In developing compensation principles and strategies, the Compensation Committees considered the current and prospective business environment for Sempra Energy and its subsidiaries and took into account numerous factors, including:

  . The rapidly changing and increasingly competitive environment in which Sempra Energy and its subsidiaries operate.

  . The need to retain experienced executives of outstanding ability and to motivate them to achieve superior performance.

  . The need to attract executive talent from broader markets as the utility and energy industries continue to rapidly evolve.

  . The need to strongly link executive compensation to both annual and long term corporate, business unit and individual performance.

  . The need to strongly align the interests of executives with those of shareholders.

   As a result of this review, the Compensation Committees approved the continuation of the compensation program developed in 1998 and designed to meet these objectives and encourage executives to achieve superior shareholder returns. The program includes the following elements.

  . An emphasis on "pay-for-performance" with a substantial portion of total compensation reflecting corporate, business unit and individual performance.

  . An emphasis on stock incentives closely aligning the interests of executives with those of shareholders.

  . An emphasis on total compensation with base salaries generally targeted at or near median general industry levels for comparable sized companies and with the annual cash and long term equity incentives providing opportunities to earn total compensation at significantly higher levels for superior corporate, business unit and individual performance.

  . An appropriate balance of short term and long term compensation to retain talented executives, reward effective long term strategic results and encourage share ownership.

  . An emphasis on placing at risk, through equity and other performance-based incentives, a greater portion of an executive's total compensation as levels of responsibility increase.

   The Compensation Committees also considered provisions of the Internal Revenue Code limiting to $1 million the annual amount of compensation that does not qualify as "qualified performance-based compensation" that publicly held corporations may deduct for federal income tax purposes as compensation expense for each of certain executive officers. The committees consider tax deductibility to be an important factor but only one factor to be considered in evaluating any executive officer compensation program. Accordingly, the committees intend to design programs that will maximize federal income tax deductions for compensation expense to the extent that doing so is consistent with the compensation principles and strategies of Sempra Energy and its subsidiaries. The committees believe, however, that there are circumstances in which the interests of its shareholders may be best served by providing compensation that is not fully tax deductible, and may exercise discretion to provide compensation (including incentive awards under the Sempra Energy Long Term Incentive Plan) that will not qualify as a tax deductible compensation expense.

COMPENSATION PROGRAM

   The primary components of the compensation program of Sempra Energy and its subsidiaries are base salaries, annual cash incentive opportunities and long term equity and equity-based incentive opportunities.

 Base Salaries

   Base salaries for executives are reviewed annually and, in general, are targeted at the median of salaries for general industry companies of similar size to Sempra Energy. This strategy, along with annual and long term incentive opportunities at general industry levels, is intended to allow Sempra Energy and its subsidiaries to retain and attract top quality executive talent. However, the committees will continue to monitor this strategy as the markets for executive talent change. In determining base salary adjustments, the committees will also take into account such factors as individual performance, executive responsibilities, market characteristics and other factors.

   Survey data for assessing base salaries are based upon companies in the Fortune 1000 and size-adjusted based upon Sempra Energy's revenues using regression analysis. This group is broader than the peer group used for assessing performance for long-term incentive plan purposes. The Compensation Committees believe that the most direct competitors of Sempra Energy and its subsidiaries for executive talent will not be limited to companies in this peer group and the Fortune 1000 appropriately reflects a broader group with which Sempra Energy and its subsidiaries compete to retain and attract highly skilled and talented executives.

   Annual base salaries for executive officers of Sempra Energy and its subsidiaries have been set at the approximate mid-point of these salary data. For 1999, a base salary of $475,000 was established for Mr. Mitchell and $300,000 for Edwin A. Guiles, President of SDG&E.

 Annual Incentives

   Annual cash bonus performance-based incentive opportunities are provided to executive officers through the Sempra Energy Executive Incentive Plan. This plan permits the payment of bonuses based upon the attainment of objective financial performance goals. Bonus opportunities vary with the individual officer's position and prospective contribution to the attainment of these goals and no bonuses are paid unless a threshold performance level is attained for the related performance period. Bonus opportunities increase for performance above the threshold level. Performance at targeted levels is intended to compensate executive officers with bonuses at the mid-point for bonuses for comparable levels of responsibility at Fortune 1000 companies.

   For 1999, award levels were based on attainment of earnings per share goals with target award levels of 70% of base salary for Mr. Mitchell, 50% of base salary for Mr. Guiles and 45% of base salary for Vice Presidents, with maximum award levels ranging from 140% to 90%. Performance for the year was at 150% of targeted performance and resulted in cash bonuses of $498,750 for Mr. Mitchell and $243,750 for Mr. Guiles with corresponding lesser amounts to other executive officers.

 Long Term Incentives

   Long term incentive opportunities are provided by equity and equity-based awards under Sempra Energy's 1998 Long Term Incentive Plan. The plan permits a wide variety of equity and equity-based incentive awards to respond to changes in the market conditions and compensation practices. The committees expect, however, that most awards under the plan will be in the form of non-qualified stock options and, to a lesser and declining extent, restricted stock.

   During 1999, Sempra Energy granted to executives and other employees of Sempra Energy and its subsidiaries non-qualified stock options to purchase Sempra Energy Common Stock. These option grants to executive officers of SDG&E are described in this Proxy Statement under the caption "Executive Compensation--Stock Options and Stock Appreciation Rights."

   During 1999, Sempra Energy also awarded grants of performance-based restricted shares under the 1998 Long Term Incentive Plan to executives of Sempra Energy and its subsidiaries. These awards and related total shareholder return vesting standards are discussed in this Proxy Statement under the caption "Executive Compensation--Restricted Stock Grants."

SHARE OWNERSHIP GUIDELINES

   The Compensation Committees believe that a commitment to increased share ownership by executives of Sempra Energy and its subsidiaries is an important element in aligning the interests of executives with those of shareholders. This belief has influenced the design of compensation plans and, in addition, stock ownership guidelines have been established to further strengthen the link between corporate performance and compensation. These guidelines are summarized under the caption "Share Ownership of Directors and Executive Officers."

                                          COMPENSATION COMMITTEE

                                          Richard J. Stegemeier, Chairman
                                          Hyla H. Bertea
                                          Ignacio E. Lozano, Jr.
                                          Ralph R. Ocampo
                                          Thomas C. Stickel

                                          March 7, 2000

                            EXECUTIVE COMPENSATION

SUMMARY OF CASH AND OTHER COMPENSATION

   The table below summarizes, for the periods indicated, the compensation paid or accrued by Sempra Energy and its predecessors and subsidiaries to each of the executive officers of SDG&E named in the table.

                          SUMMARY COMPENSATION TABLE

                                                  LONG TERM COMPENSATION
                                                --------------------------
                                   ANNUAL             AWARDS       PAYOUTS
                                COMPENSATION    ------------------ -------
                              -----------------     SECURITIES      LTIP    ALL OTHER
NAME AND PRINCIPAL                                  UNDERLYING     PAYOUTS COMPENSATION
POSITION                 YEAR  SALARY   BONUS   OPTIONS / SARS (#) (A) (B)     (C)
------------------       ---- -------- -------- ------------------ ------- ------------
Warren I. Mitchell...... 1999 $474,769 $498,750      128,700       $   -0-   $ 61,368
 Chairman                1998 $437,409 $506,230      140,296       $   -0-   $816,659
                         1997 $337,947 $280,000       40,602       $   -0-   $ 27,446

Edwin A. Guiles......... 1999 $304,731 $243,750       54,400       $46,273   $ 46,931
 President               1998 $284,539 $278,525       32,520       $74,388   $438,727
                         1997 $225,212 $152,000          -0-       $77,600   $ 34,971

Gary D. Cotton.......... 1999 $221,325 $164,764       27,300       $45,567   $ 30,452
 Senior Vice President   1998 $209,754 $163,986       16,860       $75,326   $258,059
                         1997 $201,785 $114,000          -0-       $82,559   $ 29,224

Pamela J. Fair (D)...... 1999 $199,027 $149,612       22,900       $   -0-   $ 27,264
 Vice President          1998 $175,064 $127,559       26,374       $   -0-   $150,938

Steven D. Davis (D)..... 1999 $172,962 $130,209       20,000       $   -0-   $ 27,011
 Vice President          1998 $152,176 $116,218       13,008       $   -0-   $188,145

--------
(A) Long term incentive plan payouts represent the fair market value of shares of restricted stock for which forfeiture and transfer restrictions terminated during the year based upon satisfaction of long term performance goals. Restricted stock awarded in 1999 under the Sempra Energy Long Term Incentive Plan is reported below under the caption "Restricted Stock Grants."

(B) The aggregate holdings/value of restricted stock held on December 31, 1999 by the individuals listed in the table are: 13,256 shares/$230,389 for Mr. Mitchell; 7,917 shares/$137,597 for Mr. Guiles; 5,146 shares/$89,437 for Mr. Cotton; 2,304 shares/$40,044 for Ms. Fair; and 2,124 shares/$36,915 for Mr. Davis. Regular quarterly dividends are paid on restricted stock held by these individuals.

(C) All other compensation includes amounts paid as (i) interest on deferred compensation above 120% of the applicable federal rate, (ii) life insurance premiums, (iii) financial and estate planning services,
     (iv) contributions to defined benefit plans and related supplemental plans, and (v) car allowances. The respective amounts paid in 1998 were $4,523, $7,109, $13,126, $29,610 and $7,000 for Mr. Mitchell; $143,
     $9,914, $11,876, $17,498, and $7,500 for Mr. Guiles; $960, $13,934,
     $1,138, $7,420, and $7,000 for Mr. Cotton; $880, $1,211, $8,375, $9,798,
     and $7,000 for Ms. Fair; and $41, $798, $10,500, $8,672, and $7,000 for
     Mr. Davis.

  Amounts for 1998 also include incentive/retention bonuses under agreements entered into in 1997 in connection with the business combination of Enova Corporation and Pacific Enterprises. Under her agreement, Ms. Fair was paid an incentive/bonus of $136,300. Under the other agreements, deferral accounts were established for Messrs. Mitchell, Guiles, Cotton and Davis upon the completion of the business combination and credited with incentive/retention bonus amounts of $782,000, $405,000, $228,000 and $176,000, respectively, which were deemed invested in shares (together with reinvestment of dividend equivalents) of Sempra Energy Common Stock. Each of these four executives will become entitled to his incentive/retention bonus upon continued employment with Sempra Energy or its subsidiaries through June 26, 2000 and will be paid in cash an amount equal to the then fair market value of the shares then credited to his account.

(D) Ms. Fair and Mr. Davis became executive officers of SDG&E in 1998. Amounts for 1998 include compensation for Ms. Fair as an executive officer of Southern California Gas Company and Mr. Davis as a non-officer employee of SDG&E.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

   The following table contains information concerning the grant of stock options during 1999 to the executive officers of SDG&E named in the Summary Compensation Table. All options are to purchase Sempra Energy Common Stock, were granted at an exercise price of 100% of the fair market value of the option shares on the date of the grant and are for a ten-year term subject to earlier expiration following termination of employment.

                          OPTION / SAR GRANTS IN 1999

                           NUMBER OF      % OF TOTAL
                             SHARES     OPTIONS / SARS
                           UNDERLYING     GRANTED TO
                         OPTIONS / SARS   EMPLOYEES     EXERCISE    EXPIRATION  GRANT DATE
NAME                      GRANTED (#)      IN 1999     PRICE ($/SH)    DATE    PRESENT VALUE
----                     -------------- -------------- -----------  ---------- -------------
Warren I. Mitchell......     36,700(A)       2.53%       $ 21.00      5/4/09     $265,708
                             92,000(B)       4.79%       $ 21.00      5/4/09     $265,880

Edwin A. Guiles.........     15,500(A)       1.07%       $ 21.00      5/4/09     $112,220
                             38,900(B)       2.02%       $ 21.00      5/4/09     $112,421

Gary D. Cotton..........      7,800(A)       0.54%       $ 21.00      5/4/09     $ 56,472
                             19,500(B)       1.01%       $ 21.00      5/4/09     $ 56,355

Pamela J. Fair..........      6,500(A)       0.45%       $ 21.00      5/4/09     $ 47,060
                             16,400(B)       0.85%       $ 21.00      5/4/09     $ 47,396

Steven D. Davis.........      5,700(A)       0.39%       $ 21.00      5/4/09     $ 41,268
                             14,300(B)       0.74%       $ 21.00      5/4/09     $ 41,327

--------
(A) Exercisable in cumulative installments of one-fourth of the shares initially subject to the option on each of the first four anniversaries of the grant date. Granted with performance-based dividend equivalents on unexercised shares for the four-year period ending December 31, 2003. No dividend equivalents will be paid unless Sempra Energy meets annual or four-year threshold performance goals based on total return to shareholders ranking within a peer group of companies or the Standard & Poor's 500 and the percentage of dividends paid as dividend equivalents (to a maximum of all dividends that would have been paid on the shares for the four-year period) will depend upon the extent to which the threshold goals are exceeded.

(B) Exercisable in cumulative annual installments of one-fourth of the shares initially subject to the option on each of the first four anniversaries of the grant date. Granted without dividend equivalents.

   Sempra Energy used a modified Black-Scholes option pricing model to develop the theoretical values set forth under the "Grant Date Present Value" column, but the executive will realize value from the stock options only to the extent that the price of Sempra Energy Common Stock on the exercise date exceeds the price of the stock on the grant date. Consequently, there is no assurance the value realized by an executive will be at or near the theoretical value, and these amounts should not be used to predict stock performance.

   Grant date present values were based on an option value of $2.89 and, for options granted with dividend equivalents, a dividend equivalent value of $4.35. These use the following assumptions: share volatility--17.9%; dividend yield--5.49%; risk-free rate of return--5.66%; and outstanding term--10 years.

   The following table contains information with respect to the executive officers of SDG&E named in the Summary Compensation Table concerning the exercise of options and stock appreciation rights during 1999 and unexercised options and stock appreciation rights held on December 31, 1999.

                      OPTION / SAR EXERCISES AND HOLDINGS

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-
                                                      OPTIONS / SARS AT     THE-MONEY OPTIONS / SARS
                                                       YEAR END (#)(A)         AT YEAR END ($)(A)
                         SHARES ACQUIRED  VALUE   ------------------------- -------------------------
NAME                     ON EXERCISE (#) REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     --------------- -------- ----------- ------------- ----------- -------------
Warren I. Mitchell......     31,579      $160,349   92,970       242,944      $  -0-        $-0-
Edwin A. Guiles.........        -0-      $    -0-    8,130           790      $  -0-        $-0-
Gary D. Cotton..........        -0-      $    -0-    4,215        39,945      $  -0-        $-0-
Pamela J. Fair..........        -0-      $    -0-   31,595        45,048      $9,436        $-0-
Steven D. Davis.........        -0-      $    -0-    3,252        29,756      $  -0-        $-0-

--------
(A) The exercise price of outstanding options ranges from $12.80 to $31.00.

RESTRICTED STOCK GRANTS

   The following table contains information concerning restricted shares of Sempra Energy Common Stock granted during 1999 to the executive officers of SDG&E named in the Summary Compensation Table.

                        RESTRICTED STOCK GRANTS IN 1999

                                                                ESTIMATED FUTURE
                                                                 PAYOUTS UNDER
                                                                   NON-STOCK
                              NUMBER OF     PERFORMANCE PERIOD    PRICE-BASED
NAME                      RESTRICTED SHARES    UNTIL PAYOUT        PLANS (A)
----                      ----------------- ------------------- ----------------
Warren I. Mitchell.......       5,800       Four Annual Periods     $132,472
Edwin A. Guiles..........       2,500       Four Annual Periods     $ 57,100
Gary D. Cotton...........       1,200       Four Annual Periods     $ 27,408
Pamela J. Fair...........       1,000       Four Annual Periods     $ 22,840
Steven D. Davis..........       1,000       Four Annual Periods     $ 22,840

--------
(A) The payout amount represents the fair market value on the May 4, 1999 grant date of the restricted shares that will become vested upon the achievement of all performance goals. The actual payout (if any) will depend upon the achievement of performance goals and upon the then fair market value of Sempra Energy Common Stock.

   Restricted shares are subject to forfeiture and transfer restrictions that terminate upon the satisfaction of long term objective corporate performance criteria. During the performance period, the executive receives dividends on the restricted shares and is entitled to vote them but the shares cannot be sold or otherwise transferred. If the performance criteria are not satisfied or the executive's employment is terminated during the performance period, the shares are forfeited to Sempra Energy and canceled.

   The forfeiture and transfer restrictions on one-quarter of the shares initially subject to each of these awards will terminate at the end of years 2000, 2001, 2002 and 2003 if the executive is then employed by Sempra Energy or its subsidiaries and Sempra Energy has achieved a total return to shareholders for the year that places it among the top 25% of a peer group comprised of Sempra Energy and other energy and energy services companies. If these annual performance criteria are not met, the forfeiture and transfer restrictions on all or a portion of the shares remaining subject to these restrictions may be terminated based upon the satisfaction of cumulative shareholder return performance criteria for the four years ending December 31, 2003.

   The restrictions on all remaining shares will terminate at the end of the year 2003 if the executive is then employed by Sempra Energy or its subsidiaries and Sempra Energy has achieved a four-year cumulative total return to shareholders that either places it among the top 50% of the peer group companies or equals or exceeds the four-year cumulative return of the companies then comprising the Standard & Poor's 500 Corporate Stock Price Index. If neither of these performance criteria is satisfied, the restrictions may be terminated as to a portion of the shares if Sempra Energy's four-year cumulative total shareholder return is among the top 70% of the peer group. Restrictions will terminate as to 80% of the shares for performance among the top 55% of the peer group with the percentage of shares as to which the restrictions may terminate declining ratably to 20% for performance among the top 70% of the peer group. Any restricted shares for which forfeiture and transfer restrictions are not terminated by or as of the end of year 2003 will be forfeited to Sempra Energy and canceled.

PENSION PLANS

   The following table shows the estimated single life annual pension annuity benefit provided to the executive officers of SDG&E named in the Summary Compensation Table under the Sempra Energy Supplemental Executive Retirement Plan (combined with benefits payable under the other pension plans of SDG&E and its affiliates in which the officers also participate) based on the specified compensation levels and years of credited service and retirement at age 65.

                              PENSION PLAN TABLE
                                   ($000'S)

                                            YEARS OF SERVICE
        PENSION PLAN        ------------------------------------------------------------------------------
        COMPENSATION         5                10               20               30               40
        ------------        ----             ----             ----             ----             ----
           $  200           $ 40             $ 80             $120             $125             $130
           $  400           $ 80             $160             $240             $250             $260
           $  600           $120             $240             $360             $375             $390
           $  800           $160             $320             $480             $500             $520
           $1,000           $200             $400             $600             $625             $650

   Pension benefits are based on average salary for the highest two years of service and the average of the three highest annual bonuses during the last ten years of service. Years of service includes service with subsidiaries and number 41 years for Mr. Mitchell, 27 years for Mr. Guiles, 24 years for Mr. Cotton, 15 years for Ms. Fair and 19 years for Mr. Davis.

   Messrs. Guiles and Cotton are each entitled to pension benefits at the greater of that provided by Sempra Energy's pension plans or that to which he would have been entitled under the Enova Corporation pension plans (including a supplemental pension plan) had those plans remained in effect. Under the Enova Corporation plans and retirement after attaining age 62, each would be entitled to a monthly pension benefit of 60% of his final pay. Final pay is defined as the monthly base pay rate in effect during the month immediately preceding retirement, plus one-twelfth of the average of the highest three years' gross bonus awards. The plans provide for reduced pension benefits for retirement between the ages of 55 and 62, and surviving spouse and disability benefits equal to 50% and 100%, respectively, of pension benefits.

EMPLOYMENT AND EMPLOYMENT-RELATED AGREEMENTS

 Employment Agreements

   In connection with the business combination of Pacific Enterprises and Enova Corporation, Sempra Energy entered into an employment agreement with Warren I. Mitchell. Mr. Mitchell's agreement provides for an initial employment term of five years (subject to earlier mandatory retirement at age
65) which commenced on the June 26, 1998 completion of the business combination of Pacific Enterprises and Enova Corporation. The term of the agreement is automatically extended by one year on June 26, 2002 and on each June 26 thereafter unless he or Sempra Energy elects not to extend the term.

   The agreement provides that Mr. Mitchell will serve as the President and principal executive officer of the businesses of Sempra Energy that are economically regulated by the California Public Utilities Commission. For these services, he will receive an annual base salary of not less than $440,000 and will be entitled to participate in (i) annual incentive compensation plans and long term compensation plans and awards providing him with an annual bonus opportunity at least equal (in terms of target, maximum and minimum awards, expressed as a percentage of annual base salary) to his opportunities in effect at Pacific Enterprises prior to the completion of the business combination and (ii) all retirement and welfare benefit plans applicable to employees or senior executives of Sempra Energy.

   The agreement also provides that if Sempra Energy terminates Mr. Mitchell's employment (other than for cause, death or disability) or Mr. Mitchell terminates his employment for good reason, he will be entitled to receive an amount equal to (i) the sum of his annual base salary and annual incentive compensation (equal to the greater of his target bonus for the year of termination or the average of the three years' highest gross bonus awards in the five years preceding termination) multiplied by two, provided that in the event of termination following a change in control such multiplier will be three; (ii) a pro rata portion of the target amount payable under any annual incentive compensation awards for the year or, if greater, the average of the three years' highest gross bonus awards paid to him in the five years preceding the year of termination; and (iii) an additional retirement benefit equal to the present value of the benefits to which he would be entitled under Sempra Energy's defined benefit pension and retirement plans if he continued working for an additional two years and had increased his age by two years as of termination (in each case three years in the event of a termination following a change of control), but not beyond mandatory retirement age of 65. The agreement also provides for immediate vesting and exercisability of all equity-based long term incentive compensation awards; pro rata payment of cash based long term incentive awards at target performance; continued participation in welfare benefit plans for three years; payment of compensation previously deferred; and financial planning and outplacement services. The agreement also provides for a gross-up payment to offset the effects of any excise taxes imposed on Mr. Mitchell under Section 4999 of the Internal Revenue code.

   Good reason is defined in the employment agreements to include an adverse change in Mr. Mitchell's title, authority, duties, responsibilities or reporting lines; a reduction in his base salary or aggregate annualized compensation and benefit opportunities; the relocation of his principal place of employment; and a substantial increase in his business travel obligations. A change in control is defined to include the acquisition by one person or group of 20% or more of the voting power of Sempra Energy's shares; the election of a new majority of the board of Sempra Energy comprised of individuals who are not recommended for election by two-thirds of the current directors or successors to the current directors who were so recommended for election; certain mergers, consolidations or sales of assets that result in the shareholders of Sempra Energy owning less than 60% of the voting power of Sempra Energy or of the surviving entity or its parent; and shareholder approval of the liquidation or dissolution of Sempra Energy.

   Mr. Mitchell has announced that he will retire on July 1, 2000. Upon his retirement he will receive a cash payment of approximately $1.8 million, reflective of amounts he would be entitled to under his employment agreement. In addition, the forfeiture and transfer restrictions on his shares of restricted stock will immediately terminate and his stock options will become immediately and fully exercisable.

 Severance Agreements

   Sempra Energy has entered into a severance agreement with each of SDG&E's executive officers, other than Mr. Mitchell for whom severance arrangements are contained in his employment agreement summarized above. The severance agreements provide for the payment of benefits in the event Sempra Energy and its subsidiaries terminate the executive's employment (other than for cause, death or disability) or the executive terminates his or her employment for good reason.

   The benefits payable under the severance agreements include (i) a lump sum cash payment equal to the executive's annual base salary and average annual bonus for the two years prior to termination multiplied, in certain cases depending upon the officer's position, by as much as 150%; (ii) continuation of health benefits for a period of two years; and (iii) financial planning and outplacement services. In addition, if the termination occurs within two years after a change in control of Sempra Energy, (i) the lump sum cash payment multiple is increased to as much as two; (ii) all equity-based incentive awards immediately vest and become exercisable or payable and all restrictions on such awards immediately lapse; (iii) all deferred compensation is paid out in a lump sum; (iv) a lump sum cash payment is made equal to the present value of the executive's benefits under the Supplemental Executive Retirement Plan calculated as if the executive had attained age 62 (or, if the executive is older than 62, based on the executive's actual age) and applying certain early retirement factors; and (v) continued life, disability, accident and health insurance for two years. The agreements also provide for a gross up payment to offset the effects of any excise tax imposed on the executive under Section 4999 of the Internal Revenue Code.

   Good reason is defined in the severance agreements to include the assignment to the executive of duties materially inconsistent with those appropriate for an executive of Sempra Energy and its subsidiaries, a material reduction in the executive's overall standing and responsibilities within Sempra Energy and its subsidiaries and a material reduction in the executive's annualized compensation and benefit opportunities other than across-the-board reductions affecting all similarly situated executives of comparable rank. In addition, following a change in control of Sempra Energy, good reason also includes an adverse change in the executive's title, authority, duties, responsibilities or reporting lines, a 10% or greater reduction in the executive's annualized compensation and benefit opportunities, relocation of the executive's principal place of employment by more than 30 miles or a substantial increase in business travel obligations. A change in control is defined in the same manner as in Mr. Mitchell's employment agreement summarized above.

                             INDEPENDENT AUDITORS

   Representatives of Deloitte & Touche LLP, independent auditors for SDG&E, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

                                ANNUAL REPORTS

   SDG&E's Annual Report to the Securities and Exchange Commission on Form 10-K is being mailed to shareholders together with this Information Statement.

                               ----------------